Exhibit 99.1

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	June 30, 2011		March 31, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$837,589	5.56%	$852,532	5.60%
Investment securities (2) (3)	275,503	2.19%	271,829	2.08%
Total interest-earning assets	1,113,092	4.73%	1,124,361	4.75%
Noninterest-earning assets	81,557		91,326
Total assets	$1,194,649		$1,215,687

Interest-bearing liabilities:
Deposits:
Checking and money market	$300,502	0.63%	$293,567	0.53%
Savings	92,610	0.32%	91,433	0.33%
Certificates of deposit	377,342	1.81%	403,093	1.83%
Total interest-bearing deposits	770,454	1.17%	788,093	1.17%
FHLB advances and other borrowings	164,720	3.18%	165,654	3.43%
Subordinated debentures payable to trusts	27,837	6.51%	27,837	6.56%
Total interest-bearing liabilities	963,011	1.67%	981,584	1.71%
Noninterest-bearing deposits	105,007		103,120
Other liabilities	31,335		35,810
Total liabilities	1,099,353		1,120,514
Equity	95,296		95,173
Total liabilities and equity	$1,194,649		$1,215,687

Net interest spread (4)		3.06%		3.04%
Net interest margin (4) (5)		3.28%		3.26%
Net interest margin, TE (6)		3.33%		3.31%
Return on average assets (7)		-0.43%		0.15%
Return on average equity (8)		-5.34%		1.96%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Percentages for the three months ended June 30, 2011 and March 31, 2011 have been annualized.

(5)          Net interest income divided by average interest-earning assets.

(6)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)          Ratio of net income to average total assets.

(8)          Ratio of net income to average equity.